As filed with the Securities and Exchange Commission on December 30, 2008
Registration No. 333-[                    ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under
the Securities Act of 1933
GeoEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Number)	20-2759725 (I.R.S. Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Address of registrant’s principal executive
offices)
GeoEye, Inc. 2008 Employee Stock Purchase Plan
(Full title of Plan)

Copy to:	Copy to:
William L. Warren, Esq. GeoEye, Inc. 21700 Atlantic Boulevard Dulles, VA 20166 (703) 480-7500	Michael A. Gold, Esq. Baker Botts L.L.P. 1299 Pennsylvania Ave. NW Washington, DC 20004 (202) 639-7724
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed
Title of securities	to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share	offering price	registration fee
Common Stock, $0.01 par value	500,000 shares	$17.73 (2)	$8,865,000 (2)	$348 (2)

(1)	This Registration Statement registers the 500,000 shares of common stock of GeoEye, Inc. (the “Company” or the “Registrant”), par value $.01 per share (the “Common Stock”) issuable pursuant to the GeoEye, Inc. 2008 Employee Stock Purchase Plan and, in each case, substitutions to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $17.73 per share, the average of the high and low prices per share of the Common Stock on The NASDAQ Capital Market on December 29, 2008.

EXPLANATORY NOTE
     This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register 500,000 shares of Common Stock issuable under the GeoEye, Inc. 2008 Employee Stock Purchase Plan (the “Plan”).
PART I
Item 1. Plan Information
     The documents containing the information specified in this Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registration Information and Employee Plan Annual Information
     Upon written or oral request, copies of any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), and copies of the other documents required to be delivered to eligible employees, non-employee directors, consultants and others, pursuant to Rule 428(b), are available without charge. Requests for such copies should be addressed to: General Counsel, GeoEye, Inc., 21700 Atlantic Boulevard, Dulles, VA 20166, Telephone: (703) 480-7500.
PART II
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by GeoEye, Inc. (the “Company”), are incorporated as of their respective dates in this Registration Statement by reference:
A. our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Commission on April 2, 2008; and our Annual Report on Form 10K/A as filed with the Commission on September 5, 2008;
B. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008 as filed with the Commission on May 9, 2008, September 8, 2008 and November 18, 2008, respectively;
C. our Quarterly Reports on Form 10-Q/A for the quarters ended September 30, 2007 and March 31, 2008 as filed with the Commission on September 5, 2008 and September 8, 2008, respectively;
D. our Current Reports on Form 8-K as filed with the Commission on January 14, 2008 (Item 8.01), April 3, 2008 (Item 4.02), August 7, 2008 (Item 5.02), August 12, 2008 (Item 4.02(a)), August 26, 2008 (Item 3.01), September 9, 2008 (Item 5.02), September 17, 2008 (Items 4.01, 8.01, and 9.01), September 23, 2008 (Item 4.01), October 8, 2008 (Item 8.01), December 10, 2008 (Items 1.01, 5.02, and 9.01), and December 15, 2008 (Item 5.02);
E. the Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders as filed with the Commission on May 2, 2008
F. the description of our Common Stock contained in the Registration Statement on Form 10 filed on September 13, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including any subsequent amendment or report filed for the purpose of amending such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K or other applicable SEC rules) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not required to be filed with this registration.
Item 5. Interests of Named Experts and Counsel
     Not applicable. The validity of the shares of Common Stock registered hereby has been passed upon by William L. Warren, General Counsel of the Company. Mr. Warren is eligible to purchase stock under the Plan.
Item 6. Indemnification of Directors and Officers
     The Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     In addition, the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

     Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Certificate of Incorporation also provides that we shall advance expenses incurred by any person that we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of GeoEye, Inc., we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit	Description

4.1
Certificate of Incorporation of GeoEye, Inc. (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-1 Registration Statement filed on June 21, 2005); Certificate of Amendment to Certificate of Incorporation of GeoEye, Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007)

4.2	Fourth Amended and Restated Bylaws of Company (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed on November 6, 2007)

4.3	2008 Employee Stock Purchase Plan (incorporated by reference to Appendix 4 to the Definitive Proxy Statement for the 2008 Annual Meeting of Shareholders as filed on May 2, 2008)

4.4	Specimen Stock Certificate (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 8-K filed on May 9, 2007)

5.1*	Opinion of William L. Warren, Esq.

23.1*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.4*	Consent of William L. Warren, Esq. (included in Exhibit 5.1)

24.1*	Power of Attorney (contained on signature pages)

*	Filed herewith

Item 9. Undertakings
     The Registrant hereby undertakes:
     (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
     Provided, however, That paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudoun, Commonwealth of Virginia, on this 30th day of December, 2008.

GEOEYE, INC.
By:	/s/ Matthew M. O’Connell
Matthew M. O’Connell
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes William L. Warren and Matthew M. O’Connell or any of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in such person’s name and on his or her behalf, in any and all capacities, this Registrant’s Registration Statement on Form S-8, and any amendments thereto (and any additional Registration Statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Signature	Title	Date

/s/ James A. Abrahamson	James A. Abrahamson Chairman of the Board and Director	December 30, 2008
/s/ Matthew M. O’Connell	Matthew M. O’Connell President, Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2008
/s/ Steven R. Balthazor	Steven R. Balthazor VP, Finance and Planning (Interim Principal Financial Officer)	December 30, 2008
/s/ Jeanine Montgomery	Jeanine Montgomery VP, Accounting and Corporate Controller (Principal Accounting Officer)	December 30, 2008
/s/ Joseph M. Ahearn	Joseph M. Ahearn Director	December 30, 2008
/s/ Martin C. Faga	Martin C. Faga Director	December 30, 2008
/s/ Michael F. Horn, Sr.	Michael F. Horn, Sr. Director	December 30, 2008
/s/ Lawrence A. Hough	Lawrence A. Hough Director	December 30, 2008
/s/ Roberta E. Lenczowski	Roberta E. Lenczowski Director	December 30, 2008
/s/ James M. Simon, Jr.	James M. Simon, Jr. Director	December 30, 2008
/s/ William W. Sprague	William W. Sprague Director	December 30, 2008